Exhibit 99.1

Rodgers Silicon Valley Acquisition Corp. Prices $200 Million Initial Public Offering

Woodside, California – December 1, 2020 – Rodgers Silicon Valley Acquisition Corp., a newly organized blank check company formed as a Delaware corporation, today announced the pricing of its initial public offering of 20 million units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share. The units are expected to trade on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “RSVAU” beginning December 2, 2020. Rodgers Silicon Valley Acquisition Corp. expects the initial public offering to close on December 4, 2020, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on Nasdaq under the symbols “RSVA” and “RSVAW,” respectively.

Oppenheimer & Co. Inc. is the sole book-running manager for the IPO. Rodgers Silicon Valley Acquisition Corp. has granted the underwriters a 45-day option to purchase up to 3 million additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission on December 1, 2020. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rodgers Silicon Valley Acquisition Corp.

Rodgers Silicon Valley Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s mission is to provide fundamental public technology investors with early access to an excellent Silicon Valley technology company with a focus on green energy, electrification, storage, Smart Industry (IoT), Artificial Intelligence and the new automated-manufacturing wave.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

For investors:

Thurman J. Rodgers

Chief Executive Officer

Rodgers Silicon Valley Acquisition Corp.

(650)722-1753

tjr@tjrodgers.com